Exhibit 99.1

FOR IMMEDIATE RELEASE

HARRY & DAVID HOLDINGS, INC. REPORTS FIRST QUARTER

FISCAL 2006 RESULTS

•    First Quarter Net Sales Increase 7.5% to $57.7 million

MEDFORD, Oregon, November 30, 2005 – Harry & David Holdings, Inc., formerly known as Bear Creek Holdings, Inc., announced today financial results for the first fiscal quarter ended September 24, 2005.

Net sales for the first quarter of fiscal 2006 were $57.7 million, an increase of 7.5%, or $4.0 million, from $53.7 million recorded in the first quarter of fiscal 2005, primarily due to strong catalog and Internet sales from the Company’s Harry and David direct marketing and Jackson & Perkins operating segments, as well as higher wholesale division sales of Harry and David® products, including Moose Munch® snacks.

For the first quarter of fiscal 2006, EBITDA, which we define as earnings before net interest expense, income taxes, depreciation and amortization, was $(19.6) million compared to $(17.6) million in the same period last year. The increase in first quarter fiscal 2006 net sales was offset by rising delivery and transportation costs due to increased fuel surcharges, higher raw material and product costs, and greater selling, general and administrative expenses.

The pre-tax loss for the first quarter was $31.2 million, compared to a pre-tax loss of $26.5 million reported in the same period last year, driven by the aforementioned increased operating costs and higher interest expense, which resulted from the issuance of senior notes in February 2005. Net loss for the first quarter of 2006 was $17.3 million, reflecting an effective tax rate of 44.6%, compared to net loss of $20.7 million, reflecting an effective tax rate of 21.8%, reported in the same period last year. The tax rate change is principally the result of net operating losses at the state level for which less tax benefit was recorded for the quarter ended September 2004.

Net sales by operating segment were as follows:

•	Harry and David direct marketing net sales, which include catalog, Internet, business-to-business and outbound telemarketing sales, were $26.1 million in the first quarter of fiscal 2006, a 5.4% increase from the same period last year, primarily due to increased catalog circulation and Internet marketing initiatives. Harry and David’s catalog circulation increased 11% year-over-year, as the Company increased its promotional activity and advertising in preparation for the 2005 holiday selling season.

•	Harry and David stores net sales decreased 2.4% to $21.8 million in the first quarter of fiscal 2006 from the first quarter of fiscal 2005, due to the planned closure over the past year of 14 underperforming stores.

•	Jackson & Perkins net sales increased 37.3% to $5.7 million in the first quarter of fiscal 2006 from $4.1 million in the first quarter of fiscal 2005. The increase is primarily due to the earlier timing of bulb sales and royalty payments, as well as increased clearance activity.

•	Harry and David “other” channel net sales were $4.2 million in the first quarter of fiscal 2006, an increase of 66.0% from $2.5 million in the first quarter of fiscal 2005, due to stronger performance at Harry and David’s wholesale division, which experienced higher sales to a larger customer base.

As of September 24, 2005, the Company had total debt outstanding of $308.1 million, representing the aggregate principal amount outstanding under the Company’s senior credit facility, as well as the Company’s outstanding senior unsecured notes and floating rate notes. The Company had cash and cash equivalents of approximately $13.7 million and total assets of approximately $395 million, which includes a planned inventory build in preparation for the 2005 holiday selling season. Inventories were $117.2 million at September 24, 2005, up from $99.5 million in the same period in the prior year.

The full interim results for the first fiscal quarter ended September 24, 2005 have been filed in a Quarterly Report on Form 10-Q.

This press release contains non-GAAP financial measures. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding our results of operations and a reconciliation of EBITDA to the most comparable GAAP measure, see footnotes (1) and (2) to the attached financial information.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc. (formerly Bear Creek Holdings Inc.), headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David® brand, and premium rose plants, horticultural products and home and garden decor, marketed under the Jackson & Perkins® brand.

CONTACTS:	Bondholder Contact	Media Contact

	Steve O’Connell, CFO	Bill Ihle, SVP Corporate Relations
	Harry & David Holdings, Inc.	Harry & David Operations Corp.
	soconnell@harryanddavid.com	bihle@harryanddavid.com
	(541) 864-2164	(541) 864-2145

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands, Except Share Data)

	September 25, 2004 (Unaudited)	June 25, 2005 (Audited)	September 24, 2005 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,874	$24,854	$13,708
Trade accounts receivable, net	5,959	8,434	6,780
Other receivables	6,329	2,025	3,142
Inventories	99,543	68,660	117,154
Prepaid catalog expenses	10,077	3,811	10,907
Income taxes receivable	7,421	247	399
Deferred income taxes	19,844	—	—
Other current assets	13,963	6,220	13,867

Total current assets	176,010	114,251	165,957

Property, plant, and equipment, net	163,065	165,006	164,360
Software, net	11,671	11,705	11,555
Intangibles, net	36,765	35,084	34,593
Deferred financing costs, net	7,435	14,269	13,686
Deferred income taxes	—	5,869	4,599
Other assets	986	628	577

Total assets	$395,932	$346,812	$395,327

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$29,310	$18,759	$44,627
Accrued payroll and benefits	14,761	15,943	16,054
Deferred revenue	8,114	15,002	7,991
Deferred income taxes	—	24,127	9,142
Accrued interest	3,947	5,940	2,030
Accrued restructuring costs	7,867	2,224	1,359

	September 25, 2004 (Unaudited)	June 25, 2005 (Audited)	September 24, 2005 (Unaudited)
Other accrued liabilities	4,655	6,996	8,198
Revolving credit facility	50,000	—	63,000
Notes payable	13,900	268	125

Total current liabilities	132,554	89,259	152,526

Long-term debt	147,495	245,000	245,000
Accrued pension liability	28,611	30,982	31,929
Deferred income taxes	24,925	—	—
Other long-term liabilities	428	1,798	2,022

Total liabilities	334,013	367,039	431,477

Commitments and Contingencies	—	—	—

Stockholders’ equity (deficit):
Common stock, $0.01 par value, 1,500,000 shares authorized; issued and outstanding: 1,000,000; 1,000,000 and 1,014,888 shares at September 25, 2004, June 25, 2005 and September 24, 2005, respectively	10	10	10
Additional paid-in capital	83,992	1,864	3,207
Accumulated deficit	(22,083)	(22,101)	(39,367)

Total stockholders’ equity (deficit)	61,919	(20,227)	(36,150)

Total liabilities and stockholders’ equity (deficit)	$395,932	$346,812	$395,327

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

(Unaudited)

	Thirteen Weeks Ended September 25, 2004	Thirteen Weeks Ended September 24, 2005
Net Sales	$53,710	$57,723

Costs and expenses:
Cost of goods sold	38,189	42,756
Selling, general and administrative	37,040	39,786

	75,229	82,542

Operating loss	(21,519)	(24,819)

Other (income) expense:
Interest income	(8)	(102)
Interest expense	4,966	6,453

	4,958	6,351

Loss before income taxes	(26,477)	(31,170)
Benefit for income taxes	(5,771)	(13,904)

Net loss	$(20,706)	$(17,266)

Net loss per share:
Basic and diluted	$(20.71)	$(17.11)

Weighted-average shares used in per share calculations:
Basic and diluted	1,000,000	1,009,454

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Thirteen Weeks Ended September 25, 2004	Thirteen Weeks Ended September 24, 2005
Operating activities
Net loss	$(20,706)	$(17,266)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,669	3,824
Amortization	1,267	1,352
Stock option compensation expense	—	113
Amortization of deferred financing costs	786	583
Loss on disposal of property, plant, equipment, and software	58	75
Deferred income taxes	7,479	(13,715)
Changes in operating assets and liabilities:
Accounts receivable	4,309	537
Inventories	(34,961)	(48,494)
Prepaid advertising and other assets	(22,387)	(14,741)
Accounts payable and accrued liabilities	8,910	23,580
Deferred revenue	(6,246)	(7,011)

Net cash used in operating activities	(58,822)	(71,163)

Investing activities
Acquisition of property, plant, equipment, and software	(1,938)	(4,078)
proceeds from the sale of property, plant, and equipment	5	8

Net cash used in investing activities	(1,933)	(4,070)

Financing activities
Borrowings of revolving debt	50,000	63,000
Payments of notes payable	—	(143)
Proceeds from exercise of stock options	—	1,230

Net cash provided by financing activities	50,000	64,087

Decrease in cash and cash equivalents	(10,755)	(11,146)
Cash and cash equivalents, beginning of period	23,629	24,854

Cash and cash equivalents, end of period	$12,874	$13,708

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

(in Thousands)

(Unaudited)

Thirteen Weeks Ended September 25, 2004

Thirteen Weeks Ended September 24, 2005

Net Loss (1)
$(20,706)
$(17,266)
Interest (Income) Expense
4,958
6,351
Benefit for Income Taxes
(5,771)
(13,904)
Depreciation/Amortization
3,936
5,176
EBITDA (1) (2)
(17,583)
(19,643)

(1)	In the thirteen weeks ended September 25, 2004, net loss and EBITDA included:

•	$1.2 million of losses related to closed stores, as discussed above;

•	$0.7 million of restructuring charges relating to a reduction in force implemented beginning in August 2004;

•	$0.3 million of one-time consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.3 million of purchase accounting adjustments reflecting a one-time non-cash charge incurred primarily due to a step-up in store leaseholds and inventory value associated with the purchase accounting in connection with our acquisition of Harry & David Operations Corp. on June 17, 2004; and

•	$0.3 million of fees paid to Wasserstein and Highfields under the management agreement.

In the thirteen weeks ended September 24, 2005, net loss and EBITDA included:

•	$0.4 million of losses related to closed stores, as discussed above;

•	$0.1 million of restructuring charges relating to a reduction in force implemented beginning in August 2004;

•	$0.1 million of one-time consulting fees associated with evaluating the Harry and David® brand strategy and information, technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.1 million of rent expense due to a change in accounting treatment;

•	$0.1 million of charges related to the grant of stock options;

•	$0.3 million of fees paid to Wasserstein and Highlands under the management agreement; and

•	$0.5 million of incremental employee executive recruiting and relocation charges.

(2)	Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the 1934 Act, define and prescribe the conditions of use of certain non-GAAP financial information. Our measure of EBITDA meets the definition of a non-GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other GAAP measures discussed above, to assess our debt to cash flow leverage, including for planning and forecasting overall expectations and for evaluating actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as comparative measures.

To compensate for these limitations, we analyze EBITDA in conjunction with other GAAP financial measures impacting liquidity and cash flow including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, you should not consider EBITDA in isolation or as a substitute for these GAAP liquidity measures.

We also use EBITDA, in conjunction with GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our operating segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other GAAP and non-GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return after taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include the use of EBITDA, are used in estimating and predicting future return on capital trends. Combined with other GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these GAAP measures of operating performance.